Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD 2012 FIRST QUARTER RESULTS

•	2012 first quarter earnings per share were $.91 compared with $.60 earned in the 2011 first quarter

•	2012 second quarter earnings per share guidance is $.97 to $1.02 compared with $.77 earned in the 2011 second quarter

•	2012 year earnings per share guidance remains $3.85 to $4.05 compared with $3.33 earned in 2011

•	K-Sea Transportation Partners LLC name changed to Kirby Offshore Marine, LLC

Houston, Texas (April 25, 2012) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings attributable to Kirby for the first quarter ended March 31, 2012 of $50.9 million, or $.91 per share, compared with $32.4 million, or $.60 per share, for the 2011 first quarter.  Consolidated revenues for the 2012 first quarter were $566.9 million compared with $299.4 million reported for the 2011 first quarter.

Kirby’s 2012 first quarter results included a $4.2 million before taxes, or $.05 per share, charge associated with increasing the fair value of the United Holdings LLC (“United”) contingent earnout liability, and a $2.4 million before taxes, or $.03 per share, severance charge associated with the integration of Kirby Offshore Marine, LLC (“Kirby Offshore Marine”) into Kirby.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our first quarter results were helped by a strong inland tank barge market with high equipment utilization levels and favorable term and spot contract pricing.  Kirby Offshore Marine performed as expected factoring in typical winter weather operating conditions and the $2.4 million severance charge.  In our diesel engine services segment, United’s business was strong, driven by manufacturing oil service equipment and remanufacturing and servicing existing oil service equipment.  Our legacy diesel engine services marine and power generation markets reflected higher operating results from increased service for marine transportation, Gulf Coast oil service and power generation customers.”

Mr. Pyne further commented, “In April, we changed the name of K-Sea Transportation Partners LLC, our coastal marine transportation company acquired in July 2011, to Kirby Offshore Marine thereby more fully integrating our coastal operation into the Kirby family of marine companies.  Jim Farley was named President of Kirby Offshore Marine, having previously served as an Executive Vice President in our inland operations.  David Grzebinski, our Executive Vice President and Chief Financial Officer, will also serve as Chairman of Kirby Offshore Marine.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2012 first quarter were $336.0 million, a 39% increase compared with the 2011 first quarter, and operating income was $68.5 million, a 30% increase compared with the 2011 first quarter.  For the first quarter, Kirby’s strong inland transportation performance continued with high tank barge utilization levels in the low to mid 90% range and higher term and spot contract pricing.  Low priced natural gas, a basic feedstock used by petrochemical customers, continued to positively impact the global competitiveness of the United States petrochemical industry, leading to higher production levels and resulting strong demand for Kirby’s inland petrochemical tank barge fleet.  Black oil products demand for Kirby’s inland fleet also remained strong, driven by continued stable United States refinery output, the continued export of heavy fuel oils, and the movement of crude oil from the Midwest to the Gulf Coast and along the Gulf Intracoastal Waterway.  The first quarter also benefited from a continued favorable inland refined products market, as well as a strong first quarter agricultural chemical market.  Diesel fuel prices for the 2012 first quarter increased 19% compared with the 2011 first quarter, impacting marine transportation revenues since fuel price increases are covered by fuel escalation and de-escalation clauses in term contracts.

Kirby Offshore Marine generated approximately 20% of the marine transportation segment’s 2012 first quarter revenue.  Operating results for the first quarter were slightly above breakeven, as the winter months are more difficult due to seasonality in the refined products market, closure or a significant reduction in demand in Alaska and on the Great Lakes, as well as poor operating efficiency caused by winter weather conditions. In addition, during the first quarter the Northeast market saw coastal tank barge utilization and rates deteriorate caused by the unseasonably mild Northeast winter, resulting in a lack of demand for distillate products.  Kirby Offshore Marine’s first quarter operating results also included a $2.4 million before taxes, or $.03 per share, severance charge associated with the integration of administrative functions into Kirby.

The marine transportation segment’s 2012 first quarter operating margin was 20.4% compared with 21.8% for the first quarter of 2011.  The 2012 first quarter margin reflected the continued strong inland demand, resulting high inland tank barge utilization levels and higher term and spot contract pricing, offset by a slightly higher than breakeven coastal market operating margin, including the $2.4 million severance charge.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2012 first quarter were $231.0 million compared with $57.7 million for the 2011 first quarter, and operating income was $23.6 million compared with $6.6 million for the 2011 first quarter.  The land-based oil services market, acquired in April 2011 with the acquisition of United, contributed approximately 75%, and the marine and power generation markets contributed approximately 25% of the diesel engine services first quarter 2012 revenues.

The land-based market benefited from the manufacturing of oil service equipment, an increase in the remanufacturing of hydraulic fracturing equipment, as well as favorable sales and service of transmissions and diesel engines.  The diesel engine services marine market benefited from large service projects for major domestic and international customers, as well as higher service work for oil service customers as the Gulf of Mexico oil and gas drilling activity increased during the first quarter.  The power generation market benefited from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services 2012 first quarter operating results included a charge to selling, general and administrative expense of $4.2 million before taxes, or $.05 per share, increasing the fair value of the contingent earnout liability associated with the April 2011 acquisition of United.  As part of the United acquisition, United’s former owners are eligible to receive a three-year earnout provision for up to an additional $50 million payable in 2014, dependent upon achieving certain financial targets.  The estimated fair value of the earnout to be paid to the former owners is recorded as a contingent liability on Kirby’s balance sheet. The estimated fair value of the earnout is based on probability weighting and discounting various potential payments.  Any change in the fair value of the contingent liability during a quarter is included in earnings until the earnout is settled.  As of March 31, 2012, the Company had recorded a contingent earnout liability of $26.8 million.

The diesel engine services operating margin was 10.2% for the 2012 first quarter compared with 11.5% for the 2011 first quarter.  The marine and power generation diesel engine markets reflected higher operating margins as service work increased, while the land-based operating margin was lower, primarily a reflection of the $4.2 million earnout charge.

Cash Generation
Cash flow generation remained strong during the 2012 first quarter with EBITDA of $124.7 million compared with $80.4 million for the 2011 first quarter.  The cash flow was used in part to fund capital expenditures of $61.9 million, including $21.1 million for new inland tank barge and towboat construction, $18.8 million for progress payments on the construction of two offshore articulated dry-bulk barge and tug units scheduled for completion in 2012, and $22.0 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of March 31, 2012 was $773.0 million and Kirby’s debt-to-capitalization ratio was 33.9%.

Outlook
Commenting on the 2012 second quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2012 second quarter is $.97 to $1.02 per share and we are maintaining our 2012 year guidance of $3.85 to $4.05, excluding any past or potential changes to the United contingent earnout liability.  Our second quarter guidance includes improved seasonal operating conditions in both our inland and coastal marine transportation trades, with low to mid 90% utilization levels in our inland trade and mid to high 70% utilization levels in our coastal trade, leading to continued favorable inland pricing and stable coastal pricing.  In our diesel engine services segment, with the current industry rotation away from drilling for natural gas to enhanced crude oil exploration, we anticipate favorable demand for the remanufacturing of hydraulic fracturing units and a reduction in the manufacturing of new units.  We also anticipate continued favorable marine and power generation markets.”

Mr. Pyne further commented, “Our 2012 capital spending guidance range is $265 to $275 million, including approximately $110 million for the construction of 55 inland tank barges and five inland towboats, and approximately $70 million in progress payments on the construction of a new offshore integrated dry-bulk barge and tugboat unit scheduled for delivery in the 2012 fourth quarter with an estimated total cost of $52 million each.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 26, 2012, to discuss the 2012 first quarter performance as well as the outlook for the 2012 second quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 32231413.  An audio playback will be available at 1:00 p.m. central time on Thursday, April 26, through 5:00 p.m. central time on Friday, May 25, 2012 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2011 and 2010 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps and compression products, and manufactures and remanufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2012	2011
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$335,957	$241,677
Diesel engine services	230,978	57,682
	566,935	299,359
Costs and expenses:
Costs of sales and operating expenses	384,359	185,499
Selling, general and administrative	53,100	29,457
Taxes, other than on income	3,914	3,501
Depreciation and amortization	36,474	25,193
Loss on disposition of assets	28	66
	477,875	243,716

Operating income	89,060	55,643
Other income	149	51
Interest expense	(5,840)	(2,833)

Earnings before taxes on income	83,369	52,861
Provision for taxes on income	(31,490)	(19,961)

Net earnings	51,879	32,900
Less: Net earnings attributable to noncontrolling interests	(935)	(470)
Net earnings attributable to Kirby	$50,944	$32,430

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.91	$0.60
Diluted	$0.91	$0.60
Common stock outstanding (in thousands):
Basic	55,378	53,167
Diluted	55,635	53,368

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2012		2011
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby		$50,944	$32,430
Interest expense		5,840	2,833
Provision for taxes on income		31,490	19,961
Depreciation and amortization		36,474	25,193
		$124,748	$80,417

Capital expenditures		$61,867	$31,114
Acquisitions of businesses and marine equipment	$	─	$58,500

	March 31,
		2012	2011
	(unaudited, $ in thousands)
Cash and cash equivalents		$5,045	$172,093
Long-term debt, including current portion		$772,994	$200,124
Total equity		$1,510,167	$1,197,714
Debt to capitalization ratio		33.9%	14.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2012	2011
	(unaudited, $ in thousands)

Marine transportation revenues	$335,957	$241,677

Costs and expenses:
Costs of sales and operating expenses	203,407	142,626
Selling, general and administrative	28,519	19,509
Taxes, other than on income	3,452	3,270
Depreciation and amortization	32,089	23,574
	267,467	188,979

Operating income	$68,490	$52,698

Operating margins	20.4%	21.8%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2012	2011
	(unaudited, $ in thousands)

Diesel engine services revenues	$230,978	$57,682

Costs and expenses:
Costs of sales and operating expenses	180,952	42,873
Selling, general and administrative	22,394	7,063
Taxes, other than on income	450	219
Depreciation and amortization	3,628	921
	207,424	51,076

Operating income	$23,554	$6,606

Operating margins	10.2%	11.5%

OTHER COSTS AND EXPENSES

	First Quarter
	2012	2011
	(unaudited, $ in thousands)

General corporate expenses	$2,956	$3,595

Loss on disposition of assets	$28	$66

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2012	2011

Inland Performance Measurements:
Ton Miles (in millions) (2)	3,282	3,229
Revenue/Ton Mile (cents/tm) (3)	8.1	7.2
Towboats operated (average) (4)	242	230
Delay Days (5)	2,471	1,981
Average cost per gallon of fuel consumed	$3.16	$2.65

Barges (active):
Inland tank barges	806	829
Coastal tank barges	58	─
Offshore dry-cargo barges	4	4
Barrel Capacities (in millions):
Inland tank barges	16.0	16.1
Coastal tank barges	3.8	─

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2012 inland marine transportation revenues of $264,790,000 divided by 3,282,000,000 marine transportation ton miles = 8.1 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.